FIRST AMENDMENT TO THE
             FUND ACCOUNTING AND COMPLIANCE ADMINISTRATION AGREEMENT

This  First  Amendment  to the Fund  Accounting  and  Compliance  Administration
Agreement (the "First Amendment") by and between the CM Advisers Family of Funds, a Delaware statutory trust (the "Trust"), and The Nottingham Management Company d/b/a The Nottingham Company, a North Carolina corporation (the "Administrator"), is made and entered into this 17th day of February, 2006.

WHEREAS, the parties have previously entered into that certain Fund Accounting and Compliance Administration Agreement dated May 7, 2003 (the "Agreement");

WHEREAS, the Trust and the Administrator wish to add a new series of the Trust to the Agreement;

NOW, THEREFORE, the Trust and the Administrator do mutually promise and agree as follows:

     1. Modification to Schedule 1. Schedule 1 to the Agreement is hereby modified and amended by adding "CM Advisers Fixed Income Fund" and "CM Advisers Opportunity Fund," each a new series of the Trust.

     2. Other. Except as specifically set forth above, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CM ADVISERS FAMILY OF FUNDS


By: /s/ Arnold Van Den Berg
    ____________________________
Name:    Arnold Van Den Berg
Title:   Trustee and President

THE NOTTINGHAM MANAGEMENT COMPANY
D/B/A THE NOTTINGHAM COMPANY


By: /s/ Thomas W. Steed, III
    ____________________________
Name:    Thomas W. Steed, III
Title:   Executive Vice President